Exhibit 5.1

September 12, 2006

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, Colorado 80021

RE: Registration Statement on Form S-4 (File No. 333-137086)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (File No. 333-137086) filed by Sirenza Microdevices, Inc. (the “Company”) with the Securities and Exchange Commission on September 1, 2006 (such Registration Statement, as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, to be issued in connection with the merger of Metric Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, with and into Micro Linear Corporation, a Delaware corporation, as described in the Registration Statement (the “Transaction”). As counsel to the Company in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance of the Shares in the Transaction.

We are of the opinion that, when issued in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation